Exhibit 99(a)(1)(A)

Dutch Auction Tender Offer
Offer to Purchase up to $2,500,000 of Shares of Common Stock for Cash
at a Purchase Price Not Less Than $4.50 and Not More Than $7.81 Per Share

THE OFFER WILL EXPIRE AND THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY MSC INCOME FUND, INC. BY 5:00 P.M., CENTRAL TIME, ON MARCH 4, 2024, UNLESS THE OFFER IS EXTENDED.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

To the Stockholders of MSC Income Fund, Inc.:

MSC Income Fund, Inc. (the “Company,” “we,” “us,” or “our”), an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), is offering to purchase (the “Offer to Purchase”) up to $2,500,000 of shares of our common stock, par value $0.001 per share (the “Shares”), for cash at a purchase price not less than $4.50 and not more than $7.81 per Share (which was the net asset value (“NAV”) per Share of our Shares as of January 31, 2024) (the “Purchase Price”), less any applicable withholding taxes and without interest. The purpose of the offer is to provide our stockholders (“Stockholders”) with an additional near-term liquidity option to supplement our quarterly repurchase program. See Section 2 below.

The offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 5:00 p.m., Central Time, on March 4, 2024, unless extended by us (such date and time, as they may be extended, the “Expiration Date”).

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, promptly following the Expiration Date, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by Stockholders tendering their Shares in the Offer. We will select the lowest Purchase Price, not less than $4.50 and not more than $7.81 per Share (which was the NAV per Share of our Shares as of January 31, 2024), at which Shares have been properly tendered in the Offer and not properly withdrawn that will allow us to purchase up to $2,500,000 of Shares in the aggregate. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered at a lower price. However, because of the proration and conditional offer provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $2,500,000.

In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase under the terms of the Offer because of the Offer’s proration and conditional offer provisions will not be purchased. Shares tendered but not purchased in the Offer will be returned to the tendering Stockholders at our expense promptly after the expiration of the Offer. We filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) on February 5, 2024 (the “Schedule TO”).

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

As of February 5, 2024, there were 80,469,662 Shares issued and outstanding. On January 31, 2024, the most recent date upon which the Company’s NAV per Share was determined, the Company’s NAV per Share was $7.81.

The Company’s board of directors (the “Board”) has unanimously authorized the Offer. However, none of the Board, the Company, MSC Adviser I, LLC (the “Adviser”) or Hines Securities, Inc. is making any recommendation to you as to whether to tender or refrain from tendering your Shares or at what price to tender Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares and at what price to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purpose and effects of the Offer. None of the members of the Board or the executive officers of the Company intend to tender any of their Shares in the Offer. See Section 9.

Neither the SEC nor any state securities commission nor any other regulatory authority has approved or disapproved this transaction or passed upon the merits or fairness of the transaction or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Offer to Purchase is February 5, 2024.

IMPORTANT INFORMATION

Stockholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such institution to effect a tender on their behalf. Tendering Stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Company reserves the absolute right to reject tenders determined not to be in appropriate form.

NONE OF THE COMPANY, THE BOARD, THE ADVISER OR HINES SECURITIES, INC. MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OR AT A WHAT PRICE TO TENDER SHARES. EACH STOCKHOLDER MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY AND AT WHAT PRICE TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD, THE ADVISER OR HINES SECURITIES, INC. AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD, THE ADVISER OR HINES SECURITIES, INC. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

IF YOUR TENDERED SHARES ARE ACCEPTED AND YOU ARE A U.S. STOCKHOLDER (AS DEFINED IN SECTION 4), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS A (I) SALE OR EXCHANGE ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT OR (II) DISTRIBUTION TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF OUR CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME). IF YOU ARE A NON-U.S. STOCKHOLDER (AS DEFINED IN SECTION 4), WE WILL WITHHOLD ON THE PAYMENT OF CASH FOR YOUR TENDERED SHARES. SEE SECTIONS 4 AND 13. WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU TENDERING YOUR SHARES.

We reserve the right, in our sole discretion, to change the Purchase Price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. Additionally, subject to the applicable rules and regulations promulgated by the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and the payment for, any Shares, subject to the restrictions below, (ii) to amend the Offer in any respect prior to the Expiration Date and (iii) if any condition specified in Section 3 is not satisfied or waived at or prior to the Expiration Date, to terminate the Offer and not accept any Shares for purchase. Notice of any such extension, amendment or termination will be distributed promptly to Stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date, in accordance with Rule 14e-1(d) promulgated under the Exchange Act. See Section 14 for more information.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the materials pertaining to the Offer shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

TABLE OF CONTENTS

i

SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights certain material information concerning the Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. For a more complete discussion of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase and the related Letter of Transmittal.

Who is making the Offer?

•The Company, MSC Income Fund, Inc., is offering to purchase your Shares.

What is the Offer?

•We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $2,500,000 of Shares for cash at a purchase price not less than $4.50 and not more than $7.81 per Share (our NAV per Share as of January 31, 2024), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We will determine the Purchase Price as promptly as practicable after the Expiration Date. We will select the lowest Purchase Price, not less than $4.50 and not more than $7.81 per Share, that will allow us to purchase up to an aggregate of $2,500,000 of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will determine the Purchase Price that we will pay for Shares properly tendered and not properly withdrawn from the Offer by taking into account the total number of Shares tendered and the prices specified by Stockholders tendering their Shares in the Offer.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered, or was deemed to have tendered, at a lower price. However, because of the proration and conditional offer provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $2,500,000.

Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase under the terms of the Offer because of the Offer’s proration and conditional offer provisions will not be purchased. Shares tendered but not purchased in the Offer will be returned to the tendering Stockholders at our expense promptly after the expiration of the Offer.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to be tendered at the minimum price of $4.50 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $4.50 per Share.

How many Shares is the Company offering to purchase?

•We are offering to purchase Shares properly tendered in the Offer and not properly withdrawn up to an aggregate of $2,500,000 of Shares at the Purchase Price. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed at the minimum Purchase Price of $4.50 per Share the number of Shares that we could purchase pursuant to the Offer is approximately 555,556, which would represent approximately 0.69% of the Company’s issued and outstanding Shares as of February 5, 2024. Assuming the Offer is fully subscribed at the maximum Purchase Price of $7.81 per Share the number of Shares that we could purchase pursuant to the Offer is approximately 320,102, which would represent approximately 0.40% of the Company’s issued and outstanding Shares as of February 5, 2024.
We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. See Sections 1 and 14.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions described in this Offer to Purchase. See Section 3.

How will the Company pay for the Shares?

•On January 31, 2024, we sold Shares to Main Street Capital Corporation, the sole owner of our Adviser (“Main Street”), at the price at which we issued new Shares in connection with reinvestments of the January 31, 2024 dividend pursuant to our distribution reinvestment plan (“DRIP”). The issuance and sale were made pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and was unanimously approved by the Board, including each director who is not an “interested person,” as such term is defined in Section 2(a)(19) of the 1940 Act, of the Company or our Adviser. We will use a portion of the cash proceeds from this and other previous sales of Shares to Main Street to purchase Shares in the Offer. See Section 7.

Why is the Company making the Offer?

•The purpose of the Offer is to provide Stockholders with an additional near-term liquidity option to supplement our quarterly repurchase program. Because there is no public market for the Shares, the primary liquidity option available to Stockholders has been our share repurchases through our quarterly share repurchase program and Dutch auction tender offers.
Pursuant to our Articles of Amendment and Restatement, we maintain a quarterly share repurchase program to provide limited additional liquidity to our Stockholders. Repurchase offers under the quarterly share repurchase program are limited to the lesser of (i) the number of Shares we can repurchase with 90% of the proceeds we receive from issuance of Shares under the DRIP and (ii) 2.5% per quarter of our weighted average number of outstanding Shares in the prior four calendar quarters, at the discretion of our Board, and must be made at our then current NAV per share.
We have learned through engaging with Stockholders that certain Stockholders have additional needs for liquidity related to individual circumstances, such as death or disability of the initial holder. Because the SEC’s rules do not permit the Company to grant a preference to certain accounts over others in connection with the repurchase of our Shares, we are unable to offer a liquidity alternative for these types of unique circumstances. While we continue to evaluate other liquidity options for the Company, such as a listing of the Company’s Shares on a national securities exchange, we believe the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will allow us to provide current liquidity to Stockholders who desire such an option. See Section 2.

Has the Company or its Board adopted a position on the Offer?

•While our Board has unanimously authorized the Offer, none of it, the Company, the Adviser or Hines Securities, Inc., are making any recommendation as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price at which you choose to tender your Shares based on your individual circumstances. You should consult your financial and tax advisers in making this decision. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials, including documents incorporated herein by reference.

Will the Company’s directors and executive officers or Adviser or Main Street tender Shares in the Offer?

•The Company’s directors and executive officers who are Stockholders and our Adviser and Main Street are all entitled to participate in the Offer on the same basis as other Stockholders. However, they have all advised the Company that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). See Section 9.

How will the Offer affect the number of our Shares outstanding?

•As of February 5, 2024, we had 80,469,662 outstanding Shares. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the minimum Purchase Price, we will repurchase 555,556 Shares and have 79,914,106 Shares outstanding immediately following the completion of Offer, representing a 0.69% reduction in the number of outstanding Shares. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the maximum Purchase Price, we will repurchase 320,102 Shares and have 80,149,560 Shares outstanding immediately following the completion of the Offer, representing a 0.40% reduction in the number of outstanding Shares. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares.

Stockholders who choose not to tender their Shares will own a greater percentage interest in the Company’s outstanding Shares following the consummation of the Offer. See Section 1.

When will the Offer expire, and may the Offer be extended?

•You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

The Company may extend the Expiration Date by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. See Section 14 below. Except to the extent required by applicable law (including Rule 13e-4(f)(1) and Rule 14e-1 promulgated under the Exchange Act), we will have no obligation to extend the Offer. A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Eastern Time.

Are there conditions to the Offer?

•Yes. Our obligation to accept and pay for your tendered Shares depends on a number of conditions. See Section 3 below for a more complete description of the conditions to the Offer.
Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total dollar value of Shares tendered are less than the total $2,500,000 of Shares offered for repurchase?

•Under most circumstances, yes. There are certain circumstances, however, in which the Company will not be required to purchase any Shares tendered, as described in Section 3 below.

How do I tender my Shares?

•If your Shares are registered in your name, you should obtain the Offer, which consists of this Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto. Read the materials, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Company at the address listed in Section 4 of this Offer to Purchase, in proper form, before the Expiration Date (if the Offer is extended by the Company, the new deadline will be as stated in the public announcement of the extension). If your Shares are custodial held or broker controlled, approval sign off is required from such third party, and the Letter of Transmittal must be signed by the third party. See Section 4 below.
In accordance with Instructions 3 and 4 to the Letter of Transmittal, each Stockholder who desires to tender Shares in the Offer must either (a) check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Tendering ALL Shares at a Specific Price,” indicating the price (in increments of  $0.50 except for the maximum Purchase Price) at which Shares are being tendered, (b) in the section of the Letter of Transmittal captioned “Tendering less than all Shares or tendering Shares at more than one price,” indicating the number of Shares at each specific price (in increments of  $0.50 except for the maximum Purchase Price) at which you are tendering the respective number of Shares or (c) check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer”, in which case you will be deemed to have tendered your Shares at the minimum price of  $4.50 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.50 PER SHARE).

If tendering Stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to have been tendered at a price of $4.50 per Share (which is the minimum price per Share under the Offer to Purchase) for purposes of determining the Purchase Price.

Is there a limit on the number of Shares I may tender?

•You may tender all of the Shares you own as of the Expiration Date of the Offer. However, we are offering to purchase up to $2,500,000 in aggregate amount of Shares. The number of Shares available to be repurchased is dependent upon the Purchase Price. See Section 1 below.

May I tender only a portion of the Shares that I hold?

•Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer.
Is there any cost to me to tender?

•There is no cost charged by the Company in connection with the Offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies. See the Letter of Transmittal.

Can I change my mind after I have tendered Shares in the Offer?

•Yes, you may withdraw your Shares at any time prior to the Expiration Date by submitting a Notice of Withdrawal to the Company at the address listed in Section 4 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time after 12:00 midnight, Eastern Time, on April 3, 2024 (which is 40 business days after the commencement of the Offer) if they have not been accepted for payment by that date. See Section 5 below for more details.

How do I withdraw tendered Shares?

•To properly withdraw Shares, a Notice of Withdrawal of tendered Shares must be timely received by the Company specifying the name of the Stockholder who tendered the Shares, the number of Shares being withdrawn and other information. See Section 5 below and the Form of Notice of Withdrawal which accompanies the Offer.

What happens if less or more than $2,500,000 of Shares are properly tendered and not properly withdrawn prior to the Expiration Date?

•If less than $2,500,000 of Shares are tendered, we will buy all of the Shares based on the lowest price that will allow us to buy all the Shares that are properly tendered, at a price not to exceed $7.81 per Share.

If the conditions to the Offer have been satisfied or waived and more than $2,500,000 in aggregate amount of Shares have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase Shares:

•first, subject to the conditional tender provisions described in Section 8, on a pro rata basis from all Stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and
•second, only if necessary to permit us to purchase up to $2,500,000 in aggregate amount of Shares, from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, Stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.
Therefore, we may not purchase all of the Shares that you tender. See Section 1.

May I place any conditions on my tender of Shares?

•Yes. See Section 8.

Who may sign on my behalf?

•Only the holder of record as registered on the account or an authorized power of attorney. If a power of attorney signs on behalf of the holder of record, the document evidencing the power must accompany the Letter of Transmittal and must be dated or recertified within one year.

If Shares I tender are accepted by the Company, when will payment be made?

•We will pay the Purchase Price, net to the seller in cash, less any applicable tax withholding and without interest, for Shares as promptly as practicable following the Expiration Date and the acceptance of the Shares for payment. See Section 6 below.

Is my sale of Shares pursuant to the Offer a taxable transaction?

•We anticipate U.S. Stockholders, other than those who are tax-exempt, who sell Shares in the Offer will treat such sale either as a “sale or exchange” or as a “dividend” for U.S. federal income tax purposes. Unless instructed otherwise, most taxpayers who sell their Shares will receive an Internal Revenue Service (the “IRS”) Form 1099-B, a copy of which will also be provided to the IRS. See Section 13 below for further details regarding the possibility of alternative tax treatment in connection with the sale of Shares pursuant to the Offer. Section 13 also discusses the tax treatment of Non-U.S. Stockholders. You are urged to consult your own tax advisor regarding the tax consequences to you of any sale of Shares pursuant to the Offer.

Is there any reason Shares tendered would not be accepted?

•In addition to those circumstances described in Section 3 below under which the Company is not required to accept tendered Shares, the Company has reserved the right to reject any and all tenders determined by it not to be in appropriate form.

How will tendered Shares be accepted for payment?

•Properly tendered Shares will be accepted for payment by the Company promptly following the Expiration Date. See Section 6 below.

Have there been any recent developments of which I should be aware?

•For a description of recent developments of the Company since December 31, 2022, please refer to our Form 10-K filed for such fiscal year on March 14, 2023, our Form 10-Q for the fiscal quarter ended September 30, 2023, filed on November 13, 2023 and other documents incorporated by reference to the Offer described in Section 12 below.

How do I obtain information?

•Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Company as follows.

Website:	www.mscincomefund.com/investors/forms
Phone number:	713.350.6000
Hines Investor Services:	888.220.6121
Mailing address:	MSC Income Fund, Inc.
430 W. 7th Street, Suite 219406
Kansas City, Missouri 64105-1407
Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

THE OFFER

1. Purchase Price; Number of Shares; Expiration Date.

We are offering to purchase up to $2,500,000 of Shares for cash at a purchase price not less than $4.50 and not more than $7.81 per Share (our NAV per Share as of January 31, 2024), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The number of Shares available to be repurchased is dependent on the Purchase Price.

We will determine the Purchase Price as promptly as practicable after the Expiration Date. We will select the lowest Purchase Price, not less than $4.50 and not more than $7.81 per Share, that will allow them to purchase up to an aggregate of $2,500,000 of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will determine the Purchase Price that we will pay for Shares properly tendered and not properly withdrawn from the Offer by taking into account the total number of Shares tendered and the prices specified by Stockholders tendering their Shares in the Offer.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to be tendered at the minimum price of $4.50 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $4.50 per Share.

You will not receive interest on the Purchase Price under any circumstances, and you will not be entitled to any dividends with record dates that occur on or after the date that the Company has accepted your Shares for purchase. Participation in the DRIP will be automatically discontinued for any Shares properly tendered for purchase in the Offer (and not properly withdrawn).

As of February 5, 2024, there were 80,469,662 Shares issued and outstanding, and there were 14,278 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks and trust companies. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the minimum Purchase Price, we will repurchase 555,556 Shares, or 0.69% of our outstanding Shares. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the maximum Purchase Price, we will repurchase 320,102 Shares, or 0.40% of our outstanding Shares.

If less than $2,500,000 of Shares are tendered, we will buy all of the Shares based on the lowest price that will allow us to buy all the Shares that are properly tendered, at a price not to exceed $7.81 per Share. If the conditions to the Offer have been satisfied or waived and more than $2,500,000 in aggregate amount of Shares have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase Shares:
•first, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all Stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and
•second, only if necessary to permit us to purchase up to $2,500,000 in aggregate amount of Shares, from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, Stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered, or was deemed to have tendered, at a lower price. However, because of the proration and conditional offer provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $2,500,000. It is also possible that none of the Shares conditionally tendered will be purchased. In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. If there is proration, Shares will be rounded up or down to the nearest whole Share.

The Offer will remain open until the Expiration Date. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

If (i)(a) we increase or decrease the price to be paid for Shares beyond the price range, (b) decrease the amount of Shares being sought in the Offer, or (c) increase the amount of Shares being sought in the Offer and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to Stockholders in the manner specified in Section 14, the Offer will be extended until the expiration of such period of 10 business days. In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. We will publish a notice to all Stockholders by means of a public press release or some other public announcement if we decide to extend, terminate, supplement or amend the terms of the Offer. See Section 14 for more information.

Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to Stockholders, including pursuant to this Offer, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

2. Purpose of the Offer; Plans or Proposals of the Company.

The purpose of the Offer is to provide Stockholders with an additional near-term liquidity option to supplement our quarterly repurchase program. Because there is no public market for the Shares, the primary liquidity option available to Stockholders has been our share repurchases through our quarterly share repurchase program and Dutch auction tender offers.
The Company has learned through engaging with Stockholders that certain Stockholders have additional needs for liquidity related to individual circumstances, such as death or disability of the initial holder. Because the SEC’s rules do not permit the Company to grant a preference to certain accounts over others in connection with the repurchase of its Shares, the Company is unable to offer a liquidity alternative for these types of unique circumstances. While we continue to evaluate other liquidity options for the Company, such as a listing of the Company’s Shares on a national securities exchange, we believe the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will allow us to provide current liquidity to Stockholders who desire such an option. The Company’s Board may consider undertaking additional tender offer(s), including additional Dutch auction tender offers and tender offers in connection with its quarterly repurchase program, based upon a variety of factors, including the availability of new capital, while it continues to evaluate opportunities for a full liquidity event.
Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to this Offer, until at least 10 business days after the Expiration Date. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Date.
The Company will continue to evaluate full liquidity opportunities for the Company’s Stockholders under such terms and conditions as would be in the Company’s best interests. There can be no assurance when a suitable transaction will be available or that market conditions for a liquidity event will be favorable during that time frame. In making a determination of what type of liquidity event is in the Company’s best interest, the Board, including its independent directors, may consider a variety of criteria, including portfolio diversification, portfolio performance, its financial condition, potential access to capital as a listed company, market conditions for the sale of its assets or listing of its securities, internal management considerations and the potential for Stockholder liquidity.
On January 30, 2024, the Board unanimously approved the Offer. The Board determined that the Offer is a prudent use of the Company’s financial resources and presents an appropriate balance between meeting the needs of the Company’s business and delivering value to the Stockholders. The Board determined that a cash tender offer is an appropriate mechanism to return value to Stockholders that seek current liquidity, at the same time, allowing Stockholders who do not participate in the Offer to share in a higher portion of the Company’s future potential earnings. The Board believes that the Offer provides a mechanism to give the Company’s Stockholders the opportunity to tender all or a portion of their Shares and, thereby, receive cash proceeds if they so elect. In addition, Stockholders who do not participate in the Offer will automatically increase their relative percentage interest in the Company and its future operations at no additional cost to them. As a result, the Board believes that investing in the Company’s own Shares in this manner is an attractive use of capital and an efficient means to provide value to the Company’s Stockholders.
The Board considered the above factors, as well as the following, among others, in making its determination to authorize the Offer and under what terms:
•the effect of such repurchases on our qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), (including the consequences of any necessary asset sales);
•the liquidity of our assets (including fees and costs associated with disposing of assets);

•our investment plans and working capital requirements;
•the relative economies of scale with respect to our size;
•our history in repurchasing Shares or portions thereof; and
•the condition of the securities markets.
Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we do not have any current plans or proposals and are not engaged in any negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present Board or management of the Company, including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board; (v) any other material change in the Company’s corporate structure or business; (vi) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (vii) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (viii) other than in connection with transactions in the ordinary course of the Company’s operations, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (ix) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, as part of the Company’s long-term corporate goal of increasing Stockholder value, the Company has regularly considered alternatives to enhance Stockholder value, including share repurchases, strategic acquisitions and business combinations, and the Company intends to continue to consider alternatives to enhance Stockholder value. Except as otherwise disclosed in this Offer (including in the Company’s filings incorporated by reference into this Offer to Purchase), as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that the Company will decide to undertake any such alternatives. Additionally, from time to time the Company may liquidate, merge or reorganize its subsidiaries for tax and corporate-related purposes.

While the Board has unanimously authorized the Offer, none of it, the Company, the Adviser, or Hines Securities, Inc., are making any recommendation as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price at which you choose to tender your Shares based on your individual circumstances. You should consult your financial and tax advisers in making this decision. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials, including documents incorporated herein by reference.

3. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such purchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Company, (iii) limitation which affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition that would have a material adverse effect on the Company or its Stockholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding.

We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to us at:

MSC Income Fund, Inc.
430 W. 7th Street, Suite 219406
Kansas City, Missouri 64105-1407
Phone: 888.220.6121
Fax: 877.616.1113

The Letter of Transmittal must be received by us at the address above before the Expiration Date.

a. Purchase Price Election. In accordance with the instructions to the Letter of Transmittal, each Stockholder wishing to tender Shares in the Offer must either (a) check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Tendering ALL Shares at a Specific Price,” indicating the price (in increments of  $0.50 except for the maximum Purchase Price) at which Shares are being tendered, (b) in the section of the Letter of Transmittal captioned “Tendering less than all Shares or tendering Shares at more than one price,” indicating the number of Shares at each specific price (in increments of  $0.50 except for the maximum Purchase Price) at which you are tendering the respective number of Shares or (c) check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer”, in which case such Stockholder will be deemed to have tendered its Shares at the minimum price of  $4.50 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.50 PER SHARE).

If tendering Stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Tendering ALL Shares at the Purchase Price determined pursuant to the Offer.” Note that this election will mean that your Shares will be deemed to have been tendered at a price of $4.50 per Share (which is the minimum price per Share under the Offer to Purchase) for purposes of determining the Purchase Price.

In no event may a Stockholder tender the same Shares at more than one price (unless the Shares are first properly withdrawn previously in accordance with Section 5).

b. Proper Tender of Shares and Method of Delivery. For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before the Expiration Date. These materials may be sent via mail, courier or personal delivery. If your Shares are custodial held or broker controlled, approval is required from the third party. The Letter of Transmittal must be signed by the third party.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

c. Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or Stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding.

NONE OF US, THE ADVISER, HINES SECURITIES, INC. OR OUR TRANSFER AGENT WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND WILL NOT INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

d. United States Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding tax on gross payments made pursuant to the Offer, prior to receiving such payments, each Stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed IRS Form W-9 (“Form W-9”) or substitute IRS Form W-9 (included with the original subscription) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), IRS Form W-8EXP (“Form W-8EXP”) or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. For this purpose, a “U.S. Stockholder” is, in general, a Stockholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Stockholder” is any Stockholder other than a U.S. Stockholder.

e. Tender Constitutes an Agreement. The tender of Shares pursuant to the procedures described above will constitute the tendering Stockholder’s acceptance of the terms and conditions of the Offer and an agreement between the tendering Stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with the laws of the State of Texas. In addition, the tender of Shares pursuant to the procedures described above will constitute the tendering Stockholder’s representation and warranty to us that: (1) the Stockholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act; (2) the tender of Shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered Shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his or her own account unless the person so tendering (i) has a net long position in the Shares equal to or greater than the number of  (x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

5. Withdrawal Rights.

At any time prior to the Expiration Date, and, if the Shares have not by then been accepted for payment at any time after 12:00 midnight, Eastern Time, on April 3, 2024 (which is 40 business days after the commencement of the Offer), any Stockholder may withdraw any number of the Shares that the Stockholder has tendered. To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via mail, courier, facsimile or personal delivery at the address listed in Section 4 of this Offer to Purchase. Any notice of withdrawal must be substantially in the form that accompanies the Offer and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to the Expiration Date.

6. Payment for Shares.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering Stockholders and (2) accept for payment and purchase up to $2,500,000 in aggregate amount of Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to our transfer agent of our acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by their broker, dealer or other institution for processing the tender requested. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.
Any tendering Stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8IMY, Form W-8ECI or Form W-8EXP) and provide such properly completed form to us may be subject to federal backup withholding tax on the gross proceeds paid to such Stockholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding on the gross proceeds payable to tendering Non-U.S. Stockholders.

7. Source and Amount of Funds.

On January 31, 2024, we sold Shares to Main Street at the price at which we issued new Shares in connection with reinvestments of the January 31, 2024 dividend pursuant to the DRIP. The issuance and sale were made pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act, and was unanimously approved by the Board, including each director who is not an “interested person,” as such term is defined in Section 2(a)(19) of the 1940 Act, of the Company or our Adviser. We will use a portion of the cash proceeds from this and other previous sales of Shares to Main Street to purchase Shares in the Offer. We do not have any alternative financing arrangement or plans.

The actual number of Shares that will be repurchased and the Purchase Price at which such repurchases will occur and, therefore, our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time.

8. Conditional Tender of Shares.

In the event of an oversubscription of the Offer, Shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular Stockholder may affect the U.S. federal income tax treatment of the purchase to the Stockholder and the Stockholder’s decision whether to tender. Accordingly, a Stockholder may tender Shares subject to the condition that all of the Stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any Stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. We urge each Stockholder to consult with his, her or its own financial and tax advisors.

After the Expiration Date, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer to Purchase at a price equal to or less than the Purchase Price would result in a total of more than $2,500,000 of Shares being properly tendered, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. Shares tendered by Stockholders on the condition that all of their Shares are purchased pursuant to a Letter of Transmittal will automatically be regarded as withdrawn (except as provided in the next paragraph). If there is proration, Shares will be rounded up or down to the nearest whole Share. All Shares tendered by a Stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering Stockholder.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below $2,500,000 in aggregate amount of Shares, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular Stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

The Company’s directors and executive officers who are Stockholders and our Adviser and Main Street are all entitled to participate in the Offer on the same basis as other Stockholders. They have advised the Company that they (and their affiliates) do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own).

As of the date hereof, no Stockholder is a beneficial owner of more than 5% of our outstanding Shares, as determined in accordance with Rule 13d-3 under the Exchange Act. The following table sets forth information with respect to the beneficial ownership of our Shares as of February 5, 2024, by (1) our directors, (2) our executive officers and (3) all of our directors and executive officers as a group. Except as otherwise indicated, all Shares are owned directly, and the owner of such Shares has the sole voting and investment power with respect thereto.

	Shares Beneficially Owned as of February 5, 2024
Name and Address (1)	Number (2)	Percentage of Current Ownership (3)
Interested Directors:
Dwayne L. Hyzak	20,979	*
Independent Directors:
Robert L. Kay	20,000	*
John O. Niemann, Jr.	46,429	*
Jeffrey B. Walker	30,129	*
Officers (that are not directors)
David L. Magdol	16,783	*
Jesse E. Morris	—	—
Jason B. Beauvais	8,392	*
All officers and directors as a group (7 persons)	142,712	*
* Amount represents less than 1%

(1)The address of each beneficial owner is c/o MSC Income Fund, Inc., 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056.
(2)For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under Exchange Act pursuant to which a person is deemed to have “beneficial ownership” of Shares that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding Shares held by each person or group of persons named in the table, any Shares that such person or persons have the right to acquire within 60 days of February 5, 2024 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.
(3)Based on a total of 80,469,662 Shares issued and outstanding on February 5, 2024.

Except for transactions pursuant to the DRIP, our sale of Shares to Main Street and the Company’s offer to repurchase Shares pursuant to our quarterly share repurchase program as described in the tender offer statement and related offer materials, filed with the SEC on December 21, 2023, based upon our records and upon information provided to us, there have not been any other transactions in Shares that were effected during the past 60 days, by any of our directors or executive officers, any person controlling the Company (including the Adviser and Main Street), any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Except as set forth in this Offer to Purchase or the documents incorporated by reference herein, neither the Company nor, to the best of our knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of the Company’s securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

10. Certain Effects of the Offer.

The completion of the Offer in accordance with its terms and conditions will not cause the Company to cease being subject to the periodic reporting requirements of the Exchange Act.

Stockholders who choose not to tender their Shares will own a greater percentage interest in the Company’s outstanding Shares following the consummation of the Offer. All Stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 1 above. All Shares repurchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

11. Certain Information about the Company.

We are an externally managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the 1940 Act. Formed as a Maryland corporation on November 28, 2011, we are externally managed by our Adviser. We have elected to be treated for U.S. federal income tax purposes as a RIC under

Subchapter M of the Code. We have retained the Adviser to act as our investment adviser pursuant to an investment advisory and administrative services agreement with the Adviser. Our Adviser is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. Our Adviser is registered as an investment adviser with the SEC.

Our principal investment objective is to maximize our portfolio’s total return by generating current income from our debt investments and current income and capital appreciation from our equity and equity-related investments, including warrants, convertible securities and other rights to acquire equity securities in a portfolio company. We seek to achieve our investment objective through our Private Loan (as defined below), lower middle market (“LMM”) and middle market (“Middle Market”) investment strategies. Our Middle Market investment strategy involves investments in companies with annual revenues typically between $150 million and $1.5 billion. Our LMM investment strategy involves investments in companies that are generally smaller in size than our Middle Market companies, with annual revenues typically between $10 million and $150 million. Private Loan, LMM and Middle Market portfolio investments generally range in size from $1 million to $20 million.

Private Loan investments primarily consist of debt securities that have primarily been originated directly by our Adviser or, to a lesser extent, by our Adviser through its strategic relationships with other investment funds on a collaborative basis through investments that are often referred to in the debt markets as “club deals” because of the small lender group size. In both cases, our Private Loan investments are typically made to support a company owned by or in the process of being acquired by a private equity sponsor. Private Loan investments are typically similar in structure, terms and conditions to investments we hold in our LMM portfolio and Middle Market portfolio. Our Private Loan portfolio debt investments are generally secured by a first priority lien on the assets of the portfolio company and typically have a term of between three and seven years from the original investment date. We may also co-invest with Main Street and the private equity sponsor in the equity securities of our Private Loan portfolio companies.

The principals of our Adviser have access to a broad network of relationships with financial sponsors, commercial and investment banks, Middle Market companies and leaders within a number of industries that we believe will produce significant investment opportunities. We leverage the experience and expertise of the principals of our Adviser to execute our investment strategies. Our Adviser is wholly owned by Main Street Capital Corporation, an internally managed publicly traded business development company. Main Street’s primary investment focus is providing customized debt and equity financing to LMM companies and debt capital to Middle Market companies that operate in diverse industry sectors.

Our address is 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056. Our phone number is (713) 350-6000. Our fax number is (713) 350-6042.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition and personnel, as well as our financial information, is included in our:

•Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 14, 2023; and
•Definitive Proxy Statement on Schedule 14A, as filed with the SEC on May 25, 2023;
•Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2023, as filed with the SEC on May 12, 2023, June 30, 2023, as filed with the SEC on August 11, 2023, and September 30, 2023, as filed with the SEC on November 13, 2023; and
•Current Reports on Form 8-K (not including any information which is “furnished” and not “filed”), as filed with the SEC on March 10, 2023, May 15, 2023 (except Item 7.01), June 6, 2023, June 21, 2023, August 11, 2023, August 31, 2023, September 27, 2023, October 23, 2023, November 13, 2023, December 22, 2023 and January 30, 2024.
Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC prior to the Expiration Date; provided, however, that we are not incorporating any documents or information that are deemed to be furnished and not filed in accordance with SEC rules and regulations. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

We will also provide to each person to whom this Offer to Purchase is delivered, upon written or oral request, any document we incorporate by reference but do not deliver with this Offer to Purchase. You may request a copy of these documents by contacting us at 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056 or at (713) 350-6000. If so requested, we will provide a copy of the incorporated filings at no cost as soon as practicable upon receipt of the request.

13. Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of certain United States federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could apply on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to Stockholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or foreign tax considerations that may be relevant to a Stockholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to any corporation, partnership, estate, trust or other entity created or organized in or under the laws of the United States or any state thereof or the District of Columbia for U.S. federal tax purposes (or their partners, members, etc.) tendering Shares pursuant to the Offer. Stockholders should consult their own tax advisors regarding the federal, state, local and foreign tax consequences of a sale of Shares pursuant to the Offer. Please also refer to Section 4.d. “Procedures for Tendering Shares - United States Federal Backup Withholding,” above.
a. U.S. Stockholders. The sale of Shares by a U.S. Stockholder pursuant to the Offer generally will be treated as a sale or exchange for U.S. federal income tax purposes or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Stockholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Stockholder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the U.S. Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, the U.S. Stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. Such gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if the holding period for such Shares is more than one year. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Stockholder acquires substantially identical Shares, including Shares purchased pursuant to the Company’s DRIP, within 30 days before or after the date the Shares are purchased pursuant to the Offer. In that event, the basis and holding period of the Shares acquired by the U.S. Stockholder will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the U.S. Stockholder (or amounts credited to the U.S. Stockholder as undistributed capital gains) with respect to such Shares.
A distribution will be considered to have been made in “complete termination” of a U.S. Stockholder’s interest in the Company within the meaning of Section 302(b)(3) of the Code if either: (i) all of the Shares then actually and constructively owned by the U.S. Stockholder are tendered by such U.S. Stockholder pursuant to the Offer; or (ii) all of the Shares actually owned by the U.S. Stockholder are tendered by such U.S. Stockholder pursuant to the Offer, the only remaining Shares the U.S. Stockholder constructively owned are actually owned by such U.S. Stockholder’s family members, and the U.S. Stockholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. A distribution in partial redemption of a U.S. Stockholder’s stock in the Company will be considered “substantially disproportionate” under Section 302(b)(2) of the Code with respect to the U.S. Stockholder if: (i) immediately after the redemption, the U.S. Stockholder owns less than 50 percent of the total combined voting power of all classes of voting stock in the Company; (ii) the U.S. Stockholder’s percentage ownership of voting stock in the Company immediately after the redemption is less than 80 percent of the same percentage immediately beforehand; and (iii) the U.S. Stockholder’s percentage ownership of common stock in the Company (voting or nonvoting) after the redemption is less than 80 percent of the same percentage immediately beforehand. A distribution of partial redemption of Shares in the Company by a U.S. Stockholder will qualify as an exchange under Section 302(b) of the Code if such distribution satisfies the “not essentially equivalent to a dividend” test of Section 302(b)(1) of the Code. This test should be met if, under all of the facts and circumstances, there is a “meaningful reduction” in a U.S. Shareholder’s ownership interest in the Company after completion of the Offer, as compared with the ownership interest maintained by the U.S. Shareholder immediately before the Offer. The IRS has issued rulings in situations involving redemptions of stock owned by minority shareholders of publicly traded corporations, where each such minority shareholder owned, directly and indirectly, less than 1% of the value and voting power and economic interest held by such minority shareholders in such corporations.
If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a U.S. Stockholder who sells Shares pursuant to the Offer will be taxable to the U.S. Stockholder as a “dividend” to the extent of such U.S. Stockholder’s share of the Company’s current and accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. Stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the U.S. Stockholder’s adjusted tax basis in such case will constitute taxable gain. To the extent any amount treated as a dividend is reported by the Company as derived from “qualified dividend income,” such amount will be subject to tax in the hands of a U.S. non-corporate Stockholder at rates applicable to net capital gains, provided holding period and other requirements are met at both the U.S. non-corporate Stockholder and Company level. Similarly, if a portion of the Company’s income for the taxable year in which an amount treated as a dividend is paid consists of qualifying dividends paid by U.S. corporations and is properly reported by the Company, such portion might qualify for the dividends received deduction when received by certain U.S. corporate Stockholders, provided holding period and other requirements are met at both the U.S. corporate Stockholder and Company level. If the amounts received by a tendering U.S. Stockholder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the Shares tendered will be transferred to any remaining Shares held by such U.S. Stockholder.
In addition, if a tender of Shares is treated as a “dividend” to a tendering U.S. Stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a U.S. Stockholder, including U.S. Stockholders who do not tender any Shares pursuant to the Offer, whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Under Section 305(c) of the Code, a distribution by a corporation of its stock or its rights to acquire its stock is treated as a dividend if the distribution (or series of distributions of which such distribution is one) results in the distribution of money or other property by some shareholders, and results in the increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (e.g., pursuant to certain tender offer transactions).
An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. Stockholders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. U.S. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer, will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Company may be required to withhold 24% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer as backup withholding unless the U.S. Stockholder has completed and submitted to the Company Form W-9 (or substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. Even though the Company may have received a completed Form W-9 from a U.S. Stockholder, the Company may nevertheless be required to backup withhold if it receives a notice from the IRS to that effect.
b. Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether the sale is “effectively connected” with a trade or business carried on in the U.S. by such Non-U.S. Stockholder (or, if an income tax treaty applies, if the Non-U.S. Stockholder is considered to maintain a U.S. permanent establishment for U.S. federal tax purposes) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so “effectively connected” (or, if an income tax treaty applies, if the Non-U.S. Stockholder is not considered to maintain a U.S. permanent establishment for U.S. federal tax purposes) and if, consistent with the considerations discussed above for U.S. Stockholders, the sale of Shares pursuant to the Offer is treated as a sale or exchange rather than a dividend for U.S. federal income tax purposes, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, a Non-U.S. Stockholder is deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares sold pursuant to the Offer, the portion of the distribution treated as a dividend (which may not include the portion of such dividend attributable to certain interest income and certain capital gain income) to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder is not considered to maintain a U.S. permanent establishment for U.S.

federal tax purposes). If the amount realized on a sale of Shares by a Non-U.S. Stockholder pursuant to the Offer is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder is considered to maintain a U.S. permanent establishment for U.S. federal tax purposes), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.
Any dividends received by a corporate Non-U.S. Stockholder in connection with any Shares tendered by a Non-U.S. Stockholder pursuant to the Offer that are effectively connected with a U.S. trade or business in which the corporate Stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.
Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form in order to avoid backup withholding (at a rate of 24%) on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.
As the Company may not be able to determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, we may withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Stockholder unless its determines that an exemption or a reduced rate of withholding is available as discussed above. However, a Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Stockholder establishes that it qualifies for sale or exchange treatment pursuant to Section 302(b) of the Code or is otherwise able to establish that no tax or a reduced amount of tax is due.

c. FATCA. The Foreign Account Tax Compliance Act provisions of the Code, the related U.S. Treasury and IRS guidance issued thereunder, as well as the applicable intergovernmental agreements (“IGAs”) entered into between the United States and certain foreign governments (collectively, “FATCA”) generally imposes a 30% withholding tax on certain payments made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (“FFI”), defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity (“NFFE”), the entity identifies and provides information in respect of substantial U.S. owners of such entity. The types of payments subject to FATCA withholding include, among others, dividends on the Shares. Accordingly, any payment made to a tendering Non-U.S. Stockholder who is a FFI or NFFE may be subject to a 30% FATCA withholding tax unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners” (within the meaning of FATCA), if any, or (ii) certifies that it has no “substantial U.S. owners.” However, if a tendering Non-U.S. Stockholder is subject to withholding under FATCA as well as is subject to either backup withholding or U.S. nonresident withholding at source, we will withhold only under FATCA (subject to our ability to elect to backup withhold in certain circumstances).

As the Company cannot determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, any payment to a tendering Non-U.S. Stockholder will generally be subject to a 30% withholding tax. Certain Non-U.S. Stockholders may fall into certain exempt, excepted or deemed-compliant categories as established by the Treasury regulations, IGAs, and other guidance regarding FATCA. In order to qualify for any such exception, a Non-U.S. Stockholder generally must provide a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form, signed under penalty of perjury and properly certifying such Non-U.S. Stockholder’s status under FATCA, to the Company.

d. Other Tax Consequences. The Company’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Company’s ability to use capital loss carryforwards to offset future capital gains. Therefore, in certain circumstances, Stockholders who remain Stockholders following completion of the Offer may incur taxes sooner or incur more taxes associated with their investment in the Company, than they would have had the Offer not occurred.

Under Treasury regulations directed at tax shelter activity, if a U.S. Stockholder recognizes a loss of $2 million or more in the case of an individual or other U.S. non-corporate Stockholder or $10 million or more in the case of a U.S. corporate Stockholder, such Stockholder must file a disclosure statement on IRS Form 8886 with the IRS. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether a taxpayer’s treatment of the loss is proper. U.S. Stockholders should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment in Shares.

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult such Stockholder’s own tax advisor to determine the particular tax consequences to such Stockholder of the Offer, including the applicability and effect of federal, state, local and foreign tax laws.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular holders. Each holder should consult such holder’s own tax advisor to determine the particular tax consequences to him or her of selling Shares in the Offer to Purchase, including the applicability and effect of state, local and foreign tax laws.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, in our sole discretion, at any time prior to the Expiration Date and from time to time, and regardless of whether or not any of the events set forth in Section 3 shall have occurred or shall be deemed by us to have occurred, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law , other than by issuing a press release. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

We may extend the Expiration Date by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date, and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Company’s transfer agent and making a public announcement of such extension. Our reservation of the right to delay payment for Shares which have been accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c), which require that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Except to the extent required by applicable law (including Rule 13e-4(f)(1) and Rule 14e-1 promulgated under the Exchange Act), we will have no obligation to extend the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by the rules promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than 5 business days following such a material change in the terms of, or information concerning, the Offer. If (i)(a) we increase or decrease the price to be paid for Shares beyond the price range, (b) decrease the amount of Shares being sought in the Offer, or (c) increase the amount of Shares being sought in the Offer and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to Stockholders in the manner specified in this Section 16, the Offer will be extended until the expiration of such period of 10 business days.
In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer.

15. Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept Shares for payment and pay for Shares is subject to certain conditions. See Section 3.

16. Forward Looking Statements; Miscellaneous.

Some of the statements in this Offer may constitute forward-looking statements because they relate to future events or our future performance or financial condition. Words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risks Factors” section and elsewhere in our annual report on Form 10-K for the year ended December 31, 2022 and in any subsequent quarterly report on Form 10-Q. Other factors that could cause actual results to differ materially include changes in the economy; risks associated with possible disruption in our operations or the economy generally; and future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in the Offer on information available to us on the date of the Offer. Except as required by the federal securities laws, we assume no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in the Offer are excluded from the safe harbor protection provided by Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

MSC Income Fund, Inc.

February 5, 2024